Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into effective as of August 25, 2016 (the “Effective Date”) by and between PDC TN/FL, LLC, a Delaware limited liability company (the “Purchaser”), and Dover Motorsports, Inc., a Delaware corporation, and Nashville Speedway, USA, Inc., a Delaware corporation (collectively, the “Seller”).

WITNESSETH:

WHEREAS, Seller is the owner in fee simple of all that land located at 4847-F McCreary Road, Lebanon, Wilson County and Rutherford County, Tennessee 37090 and known as Nashville Superspeedway including approximately 1,380 acres, plus or minus, being identified by the Wilson County assessor’s office as tax parcel number 141-02600-00023141 and by the Rutherford County assessor’s office as tax parcel number 009-00300 and 011-00403 (hereinafter referred to as the “Land”) as more particularly described on Exhibit A attached hereto and incorporated herein by reference (it being understood that Seller is conveying all of its land, such that if acreage is more than 1,380 acres, the additional acreage will be included);

WHEREAS, Purchaser desires to purchase from Seller the Land, any improvements and fixtures related thereto (the “Improvements” and together with the Land, the “Real Property”) and, as provided herein, certain equipment and personal property related thereto (the “Personal Property”), and any rights, privileges, and easements, if any, appurtenant to the Land, including, without limitation, all water, mineral and air rights and rights of way related thereto (collectively the “Property”) and Seller desires to sell and transfer the same to Purchaser;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1: PROPERTY TO BE SOLD

1.1 Property to be Sold. Purchaser agrees to buy and Seller agrees to sell and convey all of Seller’s right, title and interest in and to the Property, pursuant to the terms and conditions set forth herein. Except as otherwise expressly provided herein, the Property is being sold AS IS, WHERE IS. Title to the Real Property shall be conveyed as provided herein. Title to the Personal Property shall be conveyed by good and sufficient quitclaim bill of sale or such other comparable instruments of conveyance, as appropriate, free and clear of all liens.

ARTICLE 2: PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Property shall be Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000.00) (the “Purchase Price”) plus assumption of certain Variable Rate Tax Exempt Infrastructure Revenue Bonds issued by the Sports Authority of the County of Wilson, Tennessee which has a remaining balance of $17,200,000 as of December 31, 2015 (the “Bonds”). The Purchase Price shall be paid at Closing (as defined in Section 6.1 herein) by wire transfer received by Seller or the closing agent, as applicable, subject to a credit to Purchaser for the Earnest Money (as defined in Section 2.2 below) and closing adjustments as set forth herein.

2.2 Earnest Money. Simultaneously with full execution of this Agreement, Purchaser shall deposit with Fidelity National Title Insurance Company (the “Title Company”), the sum of Two Hundred

Fifty Thousand Dollars ($250,000.00) (the “Earnest Money” shall include the referenced deposit, any additional deposit and any interest accrued thereon) to be held in escrow by the Title Company. Within two (2) business days after expiration of the Inspection Period (as defined herein), unless Purchaser has terminated this Agreement, Purchaser shall deposit with Title Company an additional sum of Five Hundred Thousand Dollars ($500,000.00) as additional Earnest Money.

(a) 2.3 Escrow. The Earnest Money delivered to the Title Company shall be held in trust for the mutual benefit of the parties subject to the terms and conditions of this Agreement. The Earnest Money shall be deposited by the Title Company in an interest bearing insured account with a reputable lending institution, with the interest thereon to accumulate until such time as the Earnest Money is released. If this Agreement terminates under circumstances which would permit forfeiture of the Earnest Money to Seller, Seller will receive all interest accrued thereon; likewise, if this Agreement terminates under conditions allowing the Purchaser to receive a refund of the Earnest Money, Purchaser will receive all interest accrued thereon. If the sale of the Property closes as contemplated, Purchaser will receive the benefit of the Earnest Money and interest accrued thereon as a credit against the Purchase Price. Any payments of income from the Earnest Money shall be subject to withholding regulations then in force with respect to United States taxes. In the event the Earnest Money is invested in an interest bearing account, then Seller and Purchaser shall provide Title Company with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certification, and Title Company shall be permitted to hold the Earnest Money until it receives such forms.

(b) 2.4 No Liability of Holder of Earnest Money. Seller and Purchaser each agree to indemnify Title Company and to hold Title Company harmless from and against any and all liabilities incurred by Title Company in connection with holding the Earnest Money under this Agreement, except to the extent due to Title Company’s willful misconduct or gross negligence. In the event of any dispute or question as to the duties of Title Company hereunder, Title Company shall be entitled, in Title Company’s sole discretion, without liability to any person having any claim to the Earnest Money, to refuse to perform any act other than to retain the Earnest Money until Title Company’s obligations hereunder have been finally determined by a court of competent jurisdiction, or until Title Company has received appropriate instructions in writing signed by the Seller and Purchaser. Title Company may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken by it in good faith in accordance with such advice, unless caused by the willful misconduct or gross negligence of Title Company. Title Company does not have any interest in the Earnest Money deposited hereunder but is serving as escrow holder only and having only possession thereof.

ARTICLE 3: REPRESENTATIONS, WARRANTIES AND COVENANTS

Seller hereby represents, warrants and covenants to Purchaser as follows, which shall be true as of the Effective Date and as of the Closing Date:

3.1 Authority of Seller. Seller has the right and authority to enter into this Agreement and to sell the Property in accordance with the terms and conditions hereof. The individual executing this Agreement on behalf of Seller has the right and authority to bind Seller to the terms and conditions of this Agreement without joinder or approval of any other party.

3.2 Deliveries. Within five (5) business days after the Effective Date, Seller shall deliver or make available to Purchaser the due diligence materials described in Exhibit B attached hereto and incorporated herein by reference.

3.3 Compliance with Existing Laws. All licenses, certificates and permits, if any, required to own, operate, use and maintain the Real Property according to its present use shall be transferred to Purchaser at Closing (the “Licenses”), to the extent transferrable, and with the understanding that the Property is not in operation currently and is not being purchased with a view towards operating it as an auto track and as such no licenses, certificates or permits relating to such use are contemplated by this provision. To Seller’s knowledge, the Real Property is not in violation of any laws, rules, statutes or regulations applicable to the Property, including, without limitation, any laws, rules, statutes or regulations related to environmental protection, wetlands, or public health and safety. From the Effective Date until the Closing, Seller shall comply in all material respects with any laws, rules, statutes or regulations applicable to the Property.

3.4 Management Agreements, Leases, and Service Contracts. Except for the materials delivered pursuant to Section 3.2 herein, there are no real estate management and/or leasing agreement, maintenance agreement, security contract, service contract, or other agreements with respect to the Property.

3.5 No Condemnation; No Litigation. There are no condemnation or eminent domain proceedings pending against the Real Property, and Seller has received no written notice and has no knowledge of any such proposed condemnation or eminent domain proceeding. Seller knows of no cause of action or litigation pending against or involving the Real Property or Seller which would affect the Real Property, and Seller has received no written notice of any threat of such litigation.

3.6 Condition of Property. The physical condition of the Property shall not materially adversely change between the date of expiration of the Inspection Period and the date of Closing, provided that (a) the condition of the Improvements and Personal Property is not warranted in any respect, and (b) Seller shall be entitled to remove the Personal Property which it has identified on Exhibit C. All other Personal Property on the Property on the Execution Date, except that which is used up or consumed in the ordinary course of maintaining the Property, shall remain with the Property and become the property of Purchaser.

3.7 Environmental Condition of Property. Seller has not received written notice from any federal, state, or other agency with jurisdiction over the Property (a) that the Property is in violation of any applicable federal, state or other law, ordinance or regulation regarding hazardous materials, or (b) that Seller is in violation of any environmental laws.

3.8 Operation of the Property. Seller covenants that, to the extent it is within Seller’s control, Seller will not voluntarily create or cause or permit a lien or encumbrance to attach to or on the Property between the Effective Date and Closing. Seller shall maintain the Real Property in the ordinary course of business prior to the Closing in substantially the same fashion as it has prior to the Execution Date . Seller shall not enter into or amend any lease or service contract affecting the Property that will bind Purchaser post-Closing without Purchaser’s prior written consent.

3.9 Survival. The representations and warranties by Seller in this Agreement shall not survive the Closing.

ARTICLE 4: TITLE, SURVEY AND INSPECTION PERIOD

4.1 Title Insurance. Purchaser shall, at Seller’s expense subject to the limitation set forth in Section 6.3 herein, within 20 days from the Effective Date, obtain a commitment for owner’s title insurance on the standard ALTA Owner’s Policy Form 2006 (the “Title Commitment”). The Title Commitment and the title policy shall be issued by the Title Company and shall be provided by

Purchaser’s attorney. The Title Commitment shall indicate that title is owned by Seller, free and clear of all liens and encumbrances except for the matters agreed to by Purchaser prior to the expiration of the period set forth in Section 4.3 (the “Permitted Exceptions”). At the Closing, the Title Company (i) shall insure that Purchaser is vested with good and marketable fee simple title to the Real Property, subject only to the Permitted Exceptions and (ii) shall delete the standard exceptions for mechanics and materialmen’s liens, parties in possession, “gap” coverage, and matters which an accurate survey would disclose.

4.2 Survey. Purchaser shall have the option to obtain a survey of the Land (the “Survey”) certified by a licensed surveyor as of a date which follows the Effective Date. The legal description on the Survey shall replace the legal description of the Land and shall be conveyed to Purchaser at Closing.

4.3 Title and Survey Review. If the Title Commitment or Survey shows matters which are not satisfactory to Purchaser, Purchaser shall give Seller written notice thereof within twenty (20) days following the last to be received by Purchaser of the Title Commitment or Survey (but in no event later than 90 days after the Effective Date), and shall state in writing its objection to the same. Failure to give such notice shall constitute approval of the Title Commitment and the Survey. Within twenty (20) days after receipt of such objections, Seller shall have the right, but shall not be obligated, to cure any objections. If Seller shall fail within such twenty (20) day period to cure or commit to cure such objections, then Purchaser may elect, by written notice to Seller, to terminate this Agreement and receive a refund of the Earnest Money and if Purchaser does not so elect, it shall be deemed to have waived all title defects which Seller is unwilling to cure and proceed with Closing hereunder as if said title defects did not exist. Closing may be extended for up to 30 days in order for Seller to cure any title or survey defect which it has committed to cure.

4.4 Inspection Period. Purchaser and/or Purchaser’s agent(s) (which shall include its architects, engineers, contractors or design consultants) shall have the right, at its option and at its expense, to inspect all aspects of the Property, including, without limitation, architectural, engineering, geotechnical, environmental, structural and design aspects of the Real Property and Purchaser’s intended use for the Real Property for a 150-day period commencing on the Effective Date (the “Inspection Period”). If Purchaser determines for any reason whatsoever (including, without limitation, physical, legal and/or economic reasons) that the Property is not acceptable to Purchaser, then Purchaser may elect, by written notice to Seller prior to the expiration of the Inspection Period, to terminate this Agreement and receive a refund of the Earnest Money and if Purchaser does not so elect, it shall be deemed to have waived all objections.

4.5 Access and Inspection Rights. Purchaser shall have full right of access over, under and above the Property during the Inspection Period and Seller shall cooperate with Purchaser in the course of Purchaser’s investigation. Purchaser shall indemnify and hold harmless Seller from any liability, claim or demand arising out of the acts or omissions of Purchaser or its agents, contractors, employees or other parties conducting activities on the Property on behalf of Purchaser.

4.6 Zoning Approval. Seller hereby authorizes Purchaser and/or Purchaser’s agents to seek and obtain any and all permits, licenses, site and development plan approvals, permits and authorizations, zoning approvals, curb-cut approvals, and any and all other approvals or consents as Purchaser may deem necessary in connection with its proposed acquisition and/or proposed development of the Property including, without limitation, the consent and approval (the “Approval”) from the applicable governmental authorities (collectively, the “Zoning Authority”) necessary to zone the Property to permit the development of the Property for industrial warehouse use and other uses desired by Purchaser, at Purchaser’s sole cost and expense. Purchaser agrees to diligently pursue such Approval. Seller, at Purchaser’s expense and at no cost to Seller, shall cooperate with Purchaser in seeking such Approval and, if any such applications, approvals or permits are required to be sought in Seller’s name, Seller shall seek such Approval upon Purchaser’s written request, provided that such Approval will not in any way prejudice Seller or affect Seller’s continued use of the Property in the event that Closing does not occur.

4.7 Extension Rights to Obtain Approval. In the event that Purchaser has not received the Approval within 150 days of the Execution Date, Purchaser shall have two (2) separate rights to extend the period within which to obtain the Approval for up to thirty (30) additional days each by providing, prior to the expiration of the current period, (i) written notice to Seller and (ii) a non-refundable payment (except in the event of Seller’s default) of $125,000 for each such extension. If Closing occurs, any such payment shall be credited to the Purchase Price. As part of such written notice to Seller, Purchaser shall provide Seller with an update on the status of the Approval process and the details for why the extension of the Inspection Period is necessary.

4.8 Certain Obligations Upon Termination. In the event that Purchaser exercises any termination right, Purchaser shall restore any part of the Property damaged by Purchaser and/or its agents to its condition as it existed prior to the inspection and this obligation shall survive the termination of this Agreement. In addition, Purchaser shall deliver to Seller copies of due diligence materials obtained by Purchaser during its due diligence activities.

4.9 Assumption of Bonds. It is a condition to Purchaser’s obligation to close on the purchase of the Property contemplated by this Agreement that Purchaser is able to enter into one or more agreements or instruments prior to the expiration of the Inspection Period (unless Purchaser exercises its right to terminate prior to the expiration of the Inspection Period) by which (i) Purchaser shall, on or prior to the date of Closing, at its sole cost and expense, assume, on terms and conditions not materially different that those currently in effect, the obligations of Seller under the Bonds and (ii) Purchaser shall cause a replacement Letter of Credit to be issued to and accepted by the Bond Trustee on or prior to the date of Closing. Purchaser’s obligation to assume the obligations of Seller under the Bonds shall extend to the Indemnity Agreement dated September 1, 1999 among Seller, the Sports Authority and the Bond Trustee and Seller shall be released from any further liability thereunder. The Closing of the purchase of the Property contemplated by this Agreement shall be further conditioned on: (i) the Bonds not being in default; (ii) the Sports Authority continuing to be primarily liable for the obligations under the Bonds in the same fashion as it was prior to the assumption of the Bonds by Purchaser, (iii) Seller receiving confirmation from the Sports Authority and Bond Trustee within 90 days of the Execution Date that the proposed terms of the letter of credit to be procured by Purchaser and its proposed issuer are acceptable (after which period, Purchaser bears the risk that its letter of credit will not be acceptable to the Sports Authority or the Bond Trustee), and (iv) there not being any circumstances adversely affecting the source of funds heretofore used to pay the Bonds (it being understood that both real estate taxes and sales taxes from operating activities are sources of funds used to pay the Bonds and that without operating activities, the real estate taxes alone are expected to be insufficient) nor any other material adverse change in the terms of the Bonds. If any of such conditions are not satisfied, then either party may terminate this Agreement upon written notice to the other, in which event the Earnest Money shall be promptly refunded to Purchaser and neither party shall have any further liability or obligation under this Agreement, provided that this is not to be read as a financing contingency so that if Purchaser is unable to provide a replacement Letter of Credit because it is unable to secure a lender willing to extend the necessary credit to Purchaser, then this shall be deemed a default which would entitle Seller to be paid the Earnest Money. In connection with its assumption of the Bonds, Purchaser shall be assigned all of Seller’s right, title and interest in and to the Bonds and all funds and investments thereof held by the Trustee under the Bond Indenture as to which Seller has any right, title or interest.

ARTICLE 5: CLOSING DELIVERIES

5.1 Closing Documents. Seller shall deliver to Purchaser at or before the Closing a FIRPTA form, an IRS 1099 form, a Bill of Sale, a Closing Statement, and a Special Warranty Deed acceptable to Purchaser’s attorney, conveying title to the Property to Purchaser, free and clear of all liens, encumbrances, easements and restrictions, except the Permitted Exceptions.

5.2 Licenses and Permits. Seller shall transfer to Purchaser at or before the Closing the Licenses and such agreements with respect to the operation of the Property which are transferable from Seller to Purchaser and which Purchaser elects to assume.

5.3 Title Affidavit. Seller shall deliver at or before the Closing an affidavit and indemnity of Seller, in customary form and as reasonably required by the Title Company, stating, among other things, that there are no outstanding unpaid bills for which liens can be attached to the Property and in form sufficient for the Title Company to provide “gap” coverage.

ARTICLE 6: CLOSING

6.1 Closing. The purchase and sale contemplated herein shall be consummated at the Closing (referred to herein as the “Closing”) which shall occur within thirty (30) days from the date of expiration of the Zoning Period, except for extensions required for curing title or survey defects as set forth in Section 4.1 above, or such earlier date as may be mutually agreed upon by Seller and Purchaser.

6.2 Possession. Possession of the Property shall be transferred to Purchaser on the date of the Closing, subject only to the Permitted Exceptions.

6.3 Closing Costs. Seller shall pay the cost of the Title Commitment, any title search fees, the title premium for the owner’s policy of title insurance up to a total amount of $50,000 and any amounts in excess of $50,000 shall be paid by Purchaser. Seller shall pay any rollback taxes assessed against the Property. Seller shall also pay at Closing any liens against the Property that are not Permitted Exceptions. Purchaser shall pay the legal fees, transfer fees, assumption fees, and/or any other such fees charged by the Bond Trustee, the Sports Authority or other such party related to the assumption of the Bonds. Purchaser shall pay the cost of the recording fees, the transfer tax related to the recording of the deed, financing costs, Survey costs, costs related to posting a replacement Letter of Credit related to the Bonds, and the costs of any environmental site assessment or other inspection reports related to this transaction. Each party shall pay its own attorney’s fees in connection with this transaction.

6.4 Prorations. All prorations shall each be made as of 11:59 P.M. local time on the date immediately preceding the Closing Date. In each proration set forth below, the portion thereof allocable to periods beginning with the Closing Date shall be credited to Purchaser, or charged to Purchaser, as applicable, at Closing or, in the case of allocations made after Closing, promptly after receipt of payments or promptly after payment of expenses which are subject to proration. The following items shall, as applicable, be prorated between Purchaser and Seller or credited to Purchaser or Seller:

(a) Real and personal property ad valorem taxes upon the Property assessed for the year in which Closing occurs (regardless of when due and payable) shall be prorated. If the amount of such taxes for the year in which the Closing occurs cannot reasonably be determined, the apportionment shall be based at Closing upon the amount of such taxes for the next preceding tax year but shall be readjusted when the amount of such taxes is finally determined. Any back taxes assessed for any year prior to the year in which Closing occurs shall be paid in full by Seller at Closing, including all delinquent and/or interest charges.

(b) All utility charges shall be prorated as of the Closing Date based on the last available bills with respect thereto, subject to adjustment after the Closing upon receipt of new bills.

(c) All payments due or made under any lease, service, management or other operation contracts shall be prorated as of the Closing Date.

ARTICLE 7: CONDEMNATION AND RISK OF LOSS

7.1 Condemnation. In the event of condemnation or receipt of notice of condemnation or taking of any material part of the Property by governmental authority prior to the date of Closing, Purchaser, at its option, shall have the right to terminate this Agreement, and the Earnest Money, shall be refunded to Purchaser, at which time all parties shall be relieved of all right and responsibilities in this Agreement, at law and in equity. If Purchaser does not elect to terminate this Agreement, as aforesaid, then Closing hereunder shall be consummated as herein provided and without reduction of the Purchase Price, but all condemnation awards or payments shall be assigned to Purchaser. In no event shall Seller be under any duty to restore the Property following condemnation.

7.2 Risk of Loss. The risk of loss or damage to the Property prior to Closing by fire or other casualty, act of God, or any other event shall be upon Seller. If all or a part of the Real Property is damaged, as aforesaid, prior to Closing and the cost to repair exceeds $500,000, Purchaser, at its option, shall have the right to terminate this Agreement, and thereupon the Earnest Money shall be refunded to Purchaser, at which time all parties shall be relieved of all rights and responsibilities in the Agreement, at law and in equity. Purchaser shall only have such right of termination if the Property damaged was of value to Purchaser in such amount due either to Purchaser’s intended use of the Property or based upon salvage value, it being understood that Purchaser is purchasing the property primarily for the Land and infrastructure improvements thereon for future development not related to its current use as an auto track. If Purchaser does not elect to terminate, as aforesaid, then Closing hereunder shall be consummated as herein provided, without reduction of the Purchase Price, but all insurance proceeds payable as a result of such damage or casualty, if any, but only up to the amount of the Purchase Price (other than proceeds from loss of rent insurance for the period prior to the Closing which shall be paid to Seller), shall be assigned to Purchaser and all causes of action of Seller arising out of said damage shall be assigned to Purchaser. In no event shall Seller be under any duty to restore the Property following such damage or casualty.

ARTICLE 8: REAL ESTATE COMMISSION

8.1 Real Estate Commission. Seller and Purchaser represent and warrant to each other that neither Seller nor Purchaser has dealt with, consulted or engaged any real estate broker, or agent.

8.2 Hold Harmless. Each party (an “Indemnitor”) hereby agrees to indemnify and hold the other party (the “Indemnitee”) harmless from any liability, claim or demand, cost or expense, including reasonable attorneys’ fees the Indemnitee may suffer or incur by reason of the claims of any real estate broker or agent who may claim to have dealt with, consulted or been engaged by Indemnitor in connection with this transaction. Notwithstanding anything contained herein to the contrary, this indemnity shall survive Closing or termination of this Agreement and shall not be subject to the limitations on remedies contained in Article 9 below.

ARTICLE 9: DEFAULT

9.1 Default by Purchaser. In the event that Purchaser fails to perform under this Agreement, including the failure to consummate the purchase of the Property under the terms stated in this Agreement, Seller shall have the following exclusive remedy: Seller shall terminate this Agreement after providing written notice to Purchaser and a five (5) business day period to cure, and Seller shall retain the Earnest Money as liquidated damages. Seller agrees that the remedies set forth in this Agreement are fair and equitable and Seller agrees that it will not assert the lack of mutuality of remedies as a defense in the event of a dispute.

9.2 Default by Seller. If Seller fails to perform under this Agreement, Purchaser shall have the right, after providing written notice to Seller and a five (5) business day period to cure, either (i) to receive back the Earnest Money, and thereby terminate this Agreement, or (ii) to require specific performance on the part of Seller and receive any attorneys’ fees and expenses related to the enforcement of Purchaser’s rights under this Agreement, but shall have no other remedies at law or in equity. Purchaser agrees that the remedies set forth in this Agreement are fair and equitable and Purchaser agrees that it will not assert the lack of mutuality of remedies as a defense in the event of a dispute. Notwithstanding the foregoing, if specific performance is made unavailable as a remedy to Purchaser by Seller’s affirmative acts or intentional omissions, Purchaser will be entitled to pursue all rights and remedies available at law or in equity. The provisions of this Section 9.2 shall not limit any rights or remedies Purchaser may have after Closing with respect to those representations, warranties, indemnities or other provisions of this Agreement that survive Closing or under the deed, assignments or other documents entered into at Closing pursuant to this Agreement.

9.3 Indemnity Survival. The foregoing provisions relating to liquidated damages shall not apply in any way to the indemnities provided by each party to the other pursuant to this Agreement.

ARTICLE 10: MISCELLANEOUS PROVISIONS

10.1 Completeness; Waiver. This Agreement constitutes the final, complete, exclusive and entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. Failure by Seller and Purchaser to insist upon or enforce any of its rights hereto shall not constitute a waiver thereof, except as provided herein.

10.2 Assignment and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective heirs, permitted successors, permitted assigns, beneficial owners and representatives. The rights of Purchaser under this Agreement shall be transferable or assignable by Purchaser, in whole or part, without Seller’s prior consent.

10.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Tennessee. The parties agree that the venue for any litigation arising out of this Agreement shall be the court of competent jurisdiction in Wilson County, Tennessee.

10.4 Counterparts/Facsimiles/PDF. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Execution evidenced by facsimile signature and/or PDF signature shall be deemed an original for all purposes.

10.5 Notice. All notices, consents and other communications hereunder shall be in writing and shall be (i) personally delivered or (ii) sent by a nationally recognized overnight courier service or (iii) sent by first class, registered or certified mail, return receipt requested, postage prepaid as follows:

(a) If to Seller, to the address stated below, or to such address as may have been furnished by Seller to Purchaser in writing:

Dover Motorsports, Inc.

Attn: Klaus M. Belohoubek, Esq.

Senior Vice President – General Counsel

3411 Silverside Road

Tatnall Bldg., Suite 201

Wilmington, DE 19810

(b) If to Purchaser, to the address stated below, or to such other address as may have been furnished by Purchaser to Seller in writing:

PDC TN/FL, LLC

Attn: Whitfield Hamilton

35 Music Square East, Suite 301

Nashville, TN 37203

with copy to:	C. Mark Carver, Esq.
Sherrard Roe Voigt & Harbison, PLC
150 Third Avenue South, Suite 1100
Nashville, TN 37201

Any such notice, request, consent or other communications shall be deemed received (i) at such time as it is personally delivered by hand, (ii) one business day after deposit with a courier delivery service, or (iii) on the third business day after it is mailed, as the case may be.

10.6 Further Assurances. The parties shall execute such additional documents and do such other acts as may be reasonably required to carry out the intent of this Agreement. Without limitation, Seller shall make available resolutions, certificates of existence, by-laws, operating agreements, and such other documents as may be required to evidence Seller’s power and authority to carry out this Agreement.

10.7 Time of the Essence. Time is of the essence with respect to the performance of each of the covenants and agreements under this Agreement.

10.8 Attorneys’ Fees. In the event that a party hereto engages attorneys to enforce its rights in connection with or related to this Agreement (including suits after Closing which are based on or related to this Agreement), the prevailing party in any such action shall be entitled to receive from the non-prevailing party its reasonable attorneys’ fees and costs, and court costs.

10.9 Business Day. If any date or any period provided in this Agreement ends on a Saturday, Sunday or legal holiday, the applicable period shall be extended to the first business day following such Saturday, Sunday or legal holiday.

10.10 Representation by Counsel. The parties acknowledge that each party to this Agreement has been represented by counsel and such counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring that it be construed or constructed against the party who has drafted or caused the Agreement to be drafted.

10.11 Notice by Counsel. Anything contained in this Agreement to the contrary notwithstanding, all notices pursuant to this Agreement, whether from Seller to Purchaser or from Purchaser to Seller, will be effective if executed by and sent by the attorney of the party sending such notice. Purchaser and Seller hereby agree that if a notice is given hereunder by counsel, such counsel may communicate directly in writing with all principals, as may be required to comply with the notice provisions of this Agreement.

10.12 Confidentiality. The Confidentiality Agreement between the parties dated June 22, 2015 shall remain in force, however, Seller will be allowed to file this Agreement and material amendments thereto with the Securities Exchange Commission.

SIGNATURES ON FOLLOWING PAGE:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

PURCHASER:	PDC TN/FL, LLC,
a Delaware limited liability company

	By:	/s/ Whitfield Hamilton
Whitfield Hamilton, Local Partner

SELLER:	NASHVILLE SPEEDWAY, USA, INC.,
a Delaware corporation

	By:	/s/ Klaus M. Belohoubek
Klaus M. Belohoubek,
Senior Vice President–General Counsel

DOVER MOTORSPORTS, INC., a Delaware corporation

	By:	/s/ Klaus M. Belohoubek
Klaus M. Belohoubek,
Senior Vice President–General Counsel